EXHIBIT 10.15

LEASE

This Lease is entered into between Sepulveda Group, LLC, a California limited liability company or its assignee (“Landlord”), and American Medical Technologies, Inc., (“Tenant”), a Delaware corporation.

In consideration of the mutual covenants and agreements of this lease, and other good and valuable consideration, Landlord demises and leases to Tenant, and Tenant leases from Landlord, the premises situated at 5655 Bear Lane in Corpus Christi, Nueces County, Texas, legally described on Exhibit A attached to this lease, and made a part of this lease for all purposes, together with all buildings and improvements thereron (collectively referred to as “the premises” or “the leased premises” in this lease).

ARTICLE 1. TERM; ACCEPTANCE OF PREMISES Term
of Lease

§ 1.01. The term of this lease is Five (5) years, beginning on April 11, 2006, and ending on April 30, 2011, unless terminated sooner as provided in this lease.

Acceptance of Premises

§ 1.02. Tenant represents and warrants to Landlord that (a) Tenant owned and occupied the premises for a substantial period prior to the date hereof (which date is the date that Landlord acquired the property from Tenant), (b) based on such ownership and occupancy, Tenant has full knowledge of the condition of the premises, and (c) Tenant hereby accepts the premises from Landlord “AS IS,” “WHERE IS,” and “WITH ALL DEFECTS,” and without representations, warranties or covenants of any kind whatsoever, whether expressed or implied. Tenant acknowledges that neither Landlord nor any agent or any employee of Landlord has made any representations or warranty with respect to the premises or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied on its own knowledge of the premises in its decision to enter into this lease.

Option to Extend Term

§ 1.03. Tenant may extend the term of this lease beyond the expiration date provided in § 1.01 on the following conditions:

a. Tenant may, if it is not in default either on the date required for the notice or on the date such extension commences, extend the lease term for one (1) additional period of five (5) years. The extended term will begin on the day following the expiration date of the lease term specified in § 1.01, but if, at the date the original term expires, Tenant is in default beyond any grace period provided in this lease in performing any of the terms of this lease, the option is void. All of the terms and covenants of this lease apply to the extended lease term except that fixed rent shall increase as provided in § 2.01.

b. Tenant may exercise the option to extend this lease by giving Landlord notice of its intention to do so not later than six (6) months before the initial lease term expires. Tenant’s notice of its intention to exercise its option under this lease must, to be effective, be sent by mail or overnight courier to Landlord at the address provided in § 15.01 and must be postmarked no later than the latest date provided in this section for Tenant’s exercising the option. In every case, as Tenant and Landlord recognize market and inflation activity may vary, Landlord retains sole right to accept or reject Tenant’s exercise of the option on the terms herein.

Holdover

§ 1.04. Tenant shall not hold over in the Premises after the expiration or sooner termination of the lease term without the express prior written consent of Landlord. If Tenant does so, then in addition to any other rights and remedies of Landlord hereunder, at law or in equity, Tenant shall pay to Landlord for each month following the expiration or sooner termination of the lease term during which Tenant retains possession of the premises 150% of the then-current fixed rent in addition to all additional rent payable under this lease. Landlord’s acceptance of any such payment shall not constitute Landlord’s consent to any holding over (which consent may only be granted expressly in writing) nor Landlord’s waiver of any of its rights or remedies. If Tenant holds over and continues in possession of the premises after the lease term (or any extension) expires, other than as provided in § 1.03, Tenant will be considered to be occupying the premises on a month to month tenancy, subject to all the terms of this lease except that fixed rent shall increase as provided above. Nothing in this lease shall be deemed to permit Tenant to retain possession of the premises after the expiration or sooner termination of the lease term.

ARTICLE 2. RENT
Fixed Rent

§ 2.01. Tenant will pay Landlord at the rate of $.45 per square foot, on 45,300 rentable square fee calculated to equal Twenty Thousand Three Hundred Eighty Five and NO/100 Dollars ($20,385.00) per month, due and payable on or before the first day of each month as a fixed rent for the current month. Rent for any fractional month at the beginning or end of the lease term will be prorated on a per-day basis. Commencing on the first day of the second lease year, and continuing each lease year thereafter, including during the option term (provided Tenant exercises its option pursuant to § 1.03), the fixed rent shall increase by three percent (3%) annually. Tenant will pay this fixed rent to Landlord at Landlord’s address set forth in § 15.01 or at such other location or locations that Landlord may from time to time designate by written notice to Tenant. All payments of fixed rent and all other costs payable by Tenant hereunder (including, without limitation, all taxes, insurance, utilities, all such costs being referred to herein as “additional rent”) shall be payable in lawful U.S. money without any deduction or setoff whatsoever. Payments shall not be deemed received until actual receipt thereof by Landlord. As used in this lease, the term “rent” shall mean fixed rent and all additional rent.

Based on the foregoing, fixed rent for the initial lease term shall be as follows:

Lease Year	Total Monthly Fixed Rent
1	$20,385.00
2	$20,996.55
3	$21,626.45
4	$22,275.24
5	$22,943.50

If Tenant exercises its option to extend the term in accordance with § 1.03, monthly fixed rent for the option term shall be as follows:

Option Year	Total Monthly Fixed Rent
1	$23,631.80
2	$24,340.75
3	$25,070.97
4	$25,823.10
5	$26,597.79

Taxes and Assessments

§ 2.02. a. In addition to the fixed rent specified in § 2.01, Tenant will pay in full all realproperty taxes, special assessments, governmental charges and personal property taxes of any kind imposed on the premises and the fixtures and personal property therein during the lease term, including any special assessments imposed on or against the premises for constructing or improving public works (collectively, “tax(es)”). This additional rent is payable directly to the entity imposing the tax at least thirty (30) days before the date payment is due. Tenant will provide Landlord with (i) copies of all tax notices within thirty (30) days of Tenant’s receipt of tax notice and (ii) a receipt or other evidence of payment for each tax paid as soon as a receipt or other evidence is available to Tenant.

b. Tenant may, at its own expense, contest any tax for which it is responsible under subparagraph a. Except as provided in subparagraph c, Tenant need not pay the tax while the contest is pending. Except as provided in subparagraph c, Tenant may prevent Landlord from paying any tax that Tenant is contesting under this subparagraph, pending resolution of the contest, by depositing with Landlord the full amount of the tax, plus the amount of any penalty that might be imposed for failing to make timely payment and one year of interest at the rate imposed by the entity levying the tax or assessment. When the contest is resolved, Tenant may use the money deposited with Landlord to pay any tax, plus any penalty or interest, due under the final resolution and keep any balance of the deposit. If the deposit is insufficient to pay these amounts, Tenant must immediately pay the balance due to the entity imposing the tax.

c. Notwithstanding subparagraph b, Landlord may pay, or require Tenant to pay, any tax for which Tenant is responsible under subparagraph a, pending resolution of Tenant’s contest of the tax, if payment is demanded by a holder of a mortgage on the premises or if failing to pay will subject all or part of the premises to forfeiture or loss.

Security Deposit

§ 2.03.     Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the amount of $20,385.00 as security for the performance of all of Tenant’s obligations under this lease. Each time monthly fixed rent is increased, Tenant shall deposit additional cash with Landlord sufficient to increase the security deposit to the then current monthly fixed rent. Upon any default by Tenant under this lease, Landlord may, but shall not be obligated to, use, apply or retain all or any part of the security deposit for the payment of any rent in default, or any other liabilities which Landlord may incur as a result of or in connection with Tenant’s default. If any portion of the security deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to the full amount required. Tenant’s failure to do so shall constitute a material default hereunder. Landlord shall not be required to keep the security deposit separate from its general funds, and Tenant shall not be entitled to receive interest on the security deposit unless required by applicable law. If Tenant complies with all of the provisions of this lease, the unused portion of the security deposit shall be returned to Tenant (or, at Tenant’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or sooner termination of the lease term and the surrender of possession of the premises to Landlord in the condition required hereby. If Landlord transfers or mortgages its interest in the premises during the lease term and transfers or assigns any unapplied portion of the security deposit to the transferee or mortgagee, Landlord shall have no further liability to Tenant (or any assignee of Tenant’s interest hereunder) with respect to the security deposit and Tenant shall look solely to such transferee or mortgagee for the return of the security deposit.

ARTICLE 3. USE OF PREMISES
Tenant’s Warranty Regarding Use

§ 3.01.     Tenant represents and warrants that it shall use the premises for the continuing conduct of its business, as presently conducted and as specified in the Officer’s Affidavit referenced below, and that Tenant has the required current permits therefor. Tenant’s use of the premises is restricted to those purposes specified in this section unless Tenant obtains Landlord’s prior written consent to any change in use. Before the lease term begins, Tenant must give Landlord an affidavit of an officer of Tenant, referred to as the “Officer’s Affidavit,” setting forth a detailed description of the operations that Tenant will conduct on the premises and stating any applicable permit numbers. The Officer’s Affidavit must be organized and prepared in a narrative form, including a description and quantification of all hazardous materials to be generated, manufactured, refined, transported, treated, stored, handled, or disposed of on the premises. After the lease term begins, Tenant must notify Landlord as to any changes in Tenant’s operation or use or generation of hazardous materials by way of a supplemental Officer’s Affidavit. Tenant must also supplement and update the Officer’s Affidavit on each anniversary of the commencement of the lease term. Tenant may not begin or alter any operations on the property before (a) obtaining all required operating and discharge permits or approvals, including but not limited to air pollution control permits and pollution discharge elimination system permits, from all governmental or public authorities having jurisdiction over the Tenant’s operations or the property, and (b) providing copies of such permits and approvals to the Landlord.

Compliance With Laws

§ 3.02. a. Tenant may not use, or permit using, the premises in any manner that results in waste of the premises, constitutes a nuisance or for any purpose or in any way that will conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Laws”). Tenant, at its own expense, will comply, and will cause its officers, employees, contractors, affiliates, sublessees, agents, and invitees (collectively, “Tenant Parties”) to comply, with all Laws, applicable to the use, occupancy and operation of the premises, including Hazardous Materials Laws (defined below). This obligation shall include, but not be limited to, making of structural changes or changes to the premises’ life safety system as may be required from time to time.

b. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the premises by Tenant and the Tenant Parties. Upon expiration or earlier termination of this lease, Tenant shall cause any Hazardous Materials arising out of or related to the use or occupancy of the premises by Tenant or the Tenant Parties to be removed from the premises and properly transported for use, storage or disposal in accordance with all applicable Laws, including Hazardous Materials Laws.

c. “Hazardous Materials” means any substance, material, or waste that is or becomes regulated by any local governmental agency, the State of Texas, or the federal government, including, but not limited to, any material or substance that is (1) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, 33 U.S.C. § 1317, (2) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., (3) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 seq., (4) petroleum, (5) asbestos, and (6) polychlorinated biphenyls.

d. “Hazardous Materials Laws” means any federal, state, or local statute, ordinance, order, rule, or regulation of any type relating to the storage, handling, use, or disposal of any Hazardous Materials, the contamination of the environment, or any removal of such contamination, including, without limitation, those statutes referred to in subparagraph c.

Rights of Inspection

§ 3.03. Tenant must permit Landlord and Landlord’s agents, servants, and employees, including, but not limited to, legal counsel and environmental consultants and engineers, access to the premises for the purpose of conducting environmental inspections and sampling during regular business hours, and during other hours either by agreement of the parties or in the event of an environmental emergency. Tenant may not restrict access to any part of the premises, and Tenant may not impose any conditions to access. If Landlord’s environmental inspection includes sampling and testing of the premises, Landlord must use its best efforts to avoid interfering with Tenant’s use of the premises, and on completion of sampling and testing must repair and restore the affected areas of the premises as made necessary by any sampling and testing.

Environmental Reporting Requirements

§ 3.04.     a. Tenant must promptly supply Landlord with copies of all notices, reports, correspondence, and submissions made by Tenant to the United States Environmental Protection Agency, the United States Occupational Safety and Health Administration, or any other local, state, or federal authority that requires submission of any information concerning environmental matters or Hazardous Materials pursuant to Hazardous Materials Laws.

b. Tenant must promptly notify Landlord in advance of any scheduled meeting between Tenant and any of the agencies specified in subparagraph a and Landlord shall have the right to attend such meeting.

c. Tenant must promptly notify Landlord as to any liens threatened or attached against the premises pursuant to any Hazardous Material Law. If an environmental lien is filed against the premises, Tenant must, within 30 days from the date on which the lien is placed against the premises, and at any rate before the date on which any governmental authority begins proceedings to sell the premises pursuant to a lien, either: (1) pay the claim and remove the lien from the premises; or (2) furnish either (a) a bond satisfactory to the Landlord in the amount of the claim on which the lien is based, or (b) other security satisfactory to the Landlord in an amount sufficient to discharge the claim on which the lien is based.

ARTICLE 4. REPAIRS AND MAINTENANCE
Repairs and Maintenance by Tenant

§ 4.01. Tenant will, throughout the lease term and any extensions of it, at its own expense and risk, maintain the premises and all improvements on them in good order and condition, including but not limited to making all repairs, rebuilding, and replacements necessary to keep the premises and improvements in that condition. All maintenance, repairs, and replacements required by this section must be performed promptly when required. Tenant acknowledges that (1) Landlord shall have no obligation whatsoever to alter, remodel, improve, repair, decorate or paint the premises or any part thereof either prior to or during the lease term, as may be extended pursuant to § 1.03; (ii) its obligation to rebuild or repair after a fire or other casualty is subject to Article 10; but (iii) subject to Article 10 below, Landlord shall retain the obligation for capital improvements and structural repairs to the premises including, repairing the foundation and load bearing walls and replacing the roof, provided, however, if such capital improvements or structural repairs are required in whole or in part by the act, neglect, fault or omission of Tenant or Tenant’s affiliates, including without limitation by Tenant’s alterations of the premises or repairs, Tenant shall, subject to § 10.04, pay for such repair or maintenance upon demand from Landlord and shall indemnify Landlord from and against all other Liabilities incurred by Landlord in connection therewith.

Tenant’s Failure to Repair or Maintain

§ 4.02. If Tenant fails to perform its obligation to repair, replace, or maintain, as set forth in § 4.01 or cause the cleanup of the premises as set forth in § 4.03, within 30 days after notice from Landlord of the need for the repair, replacement, maintenance or cleanup (or shorter in the case of emergency), Landlord may (but shall not be obligated to) enter the premises and make the repairs or replacements, or perform the maintenance or cleanup, or have the repairs or replacements made or maintenance or cleanup performed, at Tenant’s expense. On Landlord’s written notice to Tenant of the performance and cost of any maintenance, repairs, replacements or cleanup under this section or § 4.03, Tenant must immediately reimburse Landlord for any reasonable costs incurred by Landlord under this section or § 4.03, together with interest at the interest rate of ten 10% per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable Law (such rate being referred to herein as the “Default Rate”) from the date paid by Landlord until the date paid by Tenant to Landlord.

Allocation of Environmental Cleanup Costs

§ 4.03. Tenant is solely responsible for the payment of all cleanup costs necessary for the premises to be in compliance with Hazardous Materials Laws that arise as a result of Tenant’s discharge of Hazardous Materials on the premises prior to the date hereof or during the lease term. Landlord shall have no responsibility for any environmental cleanup costs unless Landlord caused any discharge of Hazardous Materials on the premises.

ARTICLE 5. UTILITIES AND GARBAGE REMOVAL Utility
Charges

§ 5.01. Tenant will pay all utility charges for water, electricity, heat, gas, and telephone service used in and about the premises during the lease term. Tenant will pay the charges directly to the utility company or municipality furnishing the service before the charges are delinquent. Landlord shall not be liable or responsible for any breakdowns or temporary interruptions in utility service or for any repair or maintenance required to be made to any utility systems.

Garbage Removal; Janitorial

§ 5.02. Tenant will pay for all garbage removal from the premises during the lease term. In addition, Tenant shall, at its sole cost and expense, provide janitorial service to the premises in a manner consistent with other similar projects in the Corpus Christi, Texas area. The janitorial service to be provided by Tenant shall include, but not be limited to, the obligation to keep the interior and exterior of the premises clean and neat in appearance and to remove all trash and debris which may be found in or around the premises.

ARTICLE 6. ALTERATIONS, ADDITIONS, AND IMPROVEMENTS Consent of
Landlord

§ 6.01. Tenant may not make any alterations, additions, or improvements to the premises without Landlord’s prior written consent. Landlord may not unreasonably withhold consent for nonstructural alterations, additions, or improvements.

Property of Landlord

§ 6.02. All alterations, additions, or improvements made by Tenant will, at the election of Landlord, either be removed by Tenant at its expense before the expiration or earlier termination of this lease or remain upon the premises, be surrendered therewith and become Landlord’s property when the lease terminates. If Landlord requires the removal of all or part of any such alterations, additions or improvements, Tenant, at its expense, shall immediately repair any damage to the premises caused by such removal. However, if Tenant fails to do so, Landlord may (but shall not be obligated to), when the lease terminates, remove any alterations, additions, and improvements made by Tenant and any other property it placed in the premises, and charge Tenant the cost of removal and the repair of any damage, plus interest at the Default Rate from the date Landlord incurs such costs. Tenant shall pay the foregoing to Landlord upon receipt of demand from Landlord.

Alterations Required by Accessibility Laws

§ 6.03. If any alterations, additions, or improvements to the premises are mandated by legal requirements related to accessibility by persons with disabilities (“accessibility alterations”), Tenant shall make them at its sole cost and expense. This allocation of responsibility for compliance with such legal requirements is a material inducement for the parties to enter this lease.

ARTICLE 7. TRADE FIXTURES AND SIGNS Trade
Fixtures

§ 7.01. Tenant may, at all times, erect or install shelves, bins, machinery, equipment, or other trade fixtures, in, on, or about the premises, if Tenant complies with all applicable Laws regarding the fixtures. Tenant may remove all trade fixtures when this lease terminates if Tenant is not in default under this lease and the fixtures can be removed without structural damage to the premises. Tenant must, at its sole cost, repair any damage to the premises caused by removing trade fixtures, and all the repairs must be completed before the lease terminates. Any trade fixtures not removed by Tenant when this lease terminates are considered abandoned by Tenant and will automatically become Landlord’s property. If any trade fixture installed by Tenant is abandoned when the lease terminates, Tenant must pay Landlord any reasonable expense actually incurred by Landlord to remove the fixture from the premises, less the amount, if any, actually recovered by Landlord if Landlord sells the fixture once removed, if the fixture is removed within 30 days after Tenant has surrendered possession of the premises. Landlord shall have no obligation to remove such fixtures or if Landlord elects (in its sole discretion) to remove such fixtures, to make any effort to sell the same.

Signs

§ 7.02. Tenant may erect signs on any portion of the premises, including but not limited to the exterior walls, subject to applicable Laws. Tenant must remove all signs when this lease terminates and repair any damage resulting from erecting or removing the signs.

ARTICLE 8. MECHANIC’S LIEN

§ 8.01. Tenant will not permit any mechanic’s or materialman’s lien to be placed on the premises or improvements on the premises. Tenant will promptly pay any mechanic’s and/or materialman’s lien that is filed on the premises or on improvements located on the premises. If default in payment of the lien continues for twenty (20) days after Landlord’s written notice to Tenant, Landlord may, at its option, pay the lien or any portion of it without inquiring into its validity. Any amounts Landlord pays to remove a mechanic’s or materialman’s lien filed against the premises or improvements on them, including expenses and interest, are due from Tenant to Landlord and must be repaid to Landlord immediately on rendition of notice, together with interest at the Default Rate from the date paid by Landlord until repaid by Tenant.

ARTICLE 9. INSURANCE AND INDEMNITY
Property Insurance

§ 9.01. Tenant must, at its own expense during the lease term, maintain property insurance insuring (1) the premises against loss or damage by fire, theft or other insurable loss included in “special form” coverage, including loss from windstorm, hurricane, hail, explosion, riot or riot attending a strike, civil commotion, terrorism, aircraft, vehicles, and smoke, and (ii) Tenant’s furniture, trade fixtures, office equipment, merchandise and other property in the premises and all original and later-installed tenant improvements in the premises, against all losses included in “special form” coverage (including, without limitation, vandalism, malicious mischief, sprinkler leakage coverages).. All such insurance shall be on a 100% replacement cost basis, adjusted at least annually to account for increases in the replacement cost. The insurance is to be carried by one or more insurance companies authorized or admitted to do business in Texas. Choice of an insurance company is subject to approval by Landlord, who will not unreasonably withhold approval if the company has a Best’s Insurance Rating of A- VII or better. The insurance policy or policies must name both Landlord and Tenant as insureds. The policies must provide that any proceeds for loss or damage to the premises are payable to Landlord, or at Landlord’s request, Landlord’s mortgagee on the premises. Except for insurance proceeds payable on account of losses described in clause (ii) above, Tenant shall not, in any event, be entitled to property insurance proceeds except to the extent permitted by Landlord or

Landlord’s mortgagee to be used for rebuilding or repair, as set forth herein.

Liability Insurance

§ 9.02. Tenant, at its own expense, must provide and maintain in force during the lease term, commercial general liability insurance in an amount of not less than $2,000,000.00 combined single limit. This insurance is to be carried by one or more insurance companies authorized or admitted to transact business in Texas. Choice of an insurance company is subject to approval by Landlord, who will not unreasonably withhold approval if the company has a Best’s Insurance Rating of A- VII or better. The policy must cover Landlord as well as Tenant, for any liability for property damage or personal injury claims arising from (1) Tenant’s occupying and using the premises and from its business operations, and including liability arising under any indemnity set forth in this lease and (ii) Landlord’s owning the premises.

Other Insurance

§ 9.03. Tenant, at its own expense, must maintain all required workers’ compensation or other similar insurance pursuant to all applicable state and local statutes and regulations

Remedy for Failure to Provide Insurance

§ 9.04. Tenant must furnish Landlord with certificates of all insurance required by this article prior to the date hereof, and thereafter, at least 30 days before the expiration of each existing policy. If Tenant does not provide the certificates within foregoing time periods, or if Tenant allows any insurance required under this article to lapse, Tenant shall be in default under this lease and Landlord may, at its option, in addition to any other rights and remedies hereunder, take out and pay the premiums on the necessary insurance to comply with Tenant’s obligations under this article. Landlord is entitled to reimbursement from Tenant upon demand for all amounts spent to procure and maintain the insurance, with interest at the Default Rate from the date Landlord makes such premium payments until reimbursed by Tenant.

Tenant’s Environmental Indemnity

§ 9.05. Tenant must indemnify, defend (with counsel reasonably acceptable to Landlord), and hold harmless Landlord from and against all actions (including, without limitation, remedial or enforcement actions of any kind, and administrative or judicial proceedings and orders or judgments), claims, liabilities, losses, damages, and costs, foreseen or unforeseen (including without limitation counsel, engineering, and other professional or expert fees), amounts paid in settlement, fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief that Landlord may incur by reason of Tenant’s action or inaction with regard to Tenant’s obligations under Articles 3 and 4 of this lease. This section survives the expiration or earlier termination of this lease.

Hold-Harmless Clause

§ 9.06. Tenant will indemnify and hold Landlord harmless from and against any claims, demands, damages, costs, and expenses (including reasonable attorney’s fees and costs and court costs) claims, demands, amounts paid in settlement, fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief, arising from the conduct or management of Tenant’s business on the premises or its use of them; from any breach by Tenant of any conditions of this lease; or from any act of negligence of Tenant, its agents, contractors, employees, subtenants, concessionaires, or licensees in, on or about the premises; and any delay by Tenant in surrendering and vacating the premises as required in § 15.11, including without limitation any claims made by any succeeding tenant based on any delay. If any action or proceeding is brought against Landlord by reason of any such claim, Tenant, on notice from Landlord, will defend the action or proceeding by counsel acceptable to Landlord.

General Provisions

§ 9.07. Landlord makes no representation that the insurance coverage required of Tenant provides adequate coverage for Tenant’s needs or for its obligations under this Lease. Tenant shall not do or permit to be done anything which shall cause the cancellation of, invalidate, increase the rate of, or otherwise adversely affect, the insurance policies referred to in this Article 9.

§ 9.08. Insurance provided by Tenant hereunder shall be primary as to all covered claims and any insurance carried by Landlord is excess and is non-contributing. Each insurance policy must not be cancelable or modifiable except upon 30 days prior written notice to Landlord and any specified mortgagee of Landlord.

§ 9.09. No more often than once every three (3) years during the lease term, Landlord may require Tenant to raise its insurance limits (other than property insurance, which must be raised annually) to reasonable levels that are customarily carried for such insurance by landlords or tenants operating comparable properties in the state in which the Premises is located.

ARTICLE 10. DAMAGE OR DESTRUCTION OF PREMISES Notice to
Landlord

§ 10.01. If the premises, or any portion thereof, are damaged or destroyed by fire, tornado, or other casualty, Tenant must immediately give Landlord written notice of the damage or destruction, including a general description of the damage and, as far as known to Tenant, the cause of the damage. Upon receipt of such notice, Landlord shall reasonably estimate the amount of time it will take after receipt of insurance proceeds and governmental permits and approvals, to repair such damage or destruction.

Damage or Destruction

§ 10.02. (a) Subject to the provision of subparagraph (b), in the event of damage to or destruction of the premises (including any improvements now or hereafter on or a part of the premises) from whatsoever cause occurring, Tenant shall, within thirty (30) days of the date that Tenant is notified that Landlord has received any insurance proceeds, commence to promptly restore the premises and such improvements to substantially its condition prior to such damage or destruction, and after such commencement shall diligently pursue such restoration to completion. The rent shall be abated during such restoration period pursuant to Section 10.03. If Landlord receives insurance proceeds as a result of such casualty, Landlord shall notify Tenant and make all net proceeds available to Tenant as necessary for such repair and restoration in accordance with customary construction loan practices. If the insurance proceeds prove inadequate to reasonably complete such repair and restoration as required hereunder, Tenant shall provide all additional funds necessary to complete such repair and restoration. Notwithstanding the foregoing, if Tenant failed to maintain the insurance required hereunder or if such damage was caused by the negligence or intentional misconduct of Tenant or any of the Tenant Parties and is uninsured or underinsured as a result thereof, Tenant shall, at its sole cost and expense repair all damage and restore such improvements to substantially the condition existing prior to such damage or destruction regardless of whether any insurance proceeds are received by Landlord, and Tenant shall not have the right to terminate this lease pursuant to clause (b) below.

(b)           Notwithstanding the foregoing, if the improvements on the premises shall be damaged or destroyed as the result of a casualty or hazard (i) at any time other than the last year of the lease term and the time to repair such damage or destruction is reasonably estimated by Landlord to take more than 240 days after receipt of insurance proceeds (if any) and governmental permits and approvals, or (ii) during the last two (2) years of the lease term and the time to repair such damage or destruction is reasonably estimated by Landlord to take more than 365 days after receipt of insurance proceeds (if any) and governmental permits and approvals, then Landlord or Tenant shall have the right to terminate this Lease by giving written notice thereof to the other party within sixty (60) days after the date of such damage or destruction; provided, however, if Landlord elects to terminate this lease and at time of the casualty Tenant has an exercisable option to extend this lease, then Tenant may preserve this lease by (A) exercising such option, and (B) providing Landlord with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (1) the date which is 30 days after Tenant’s receipt of Landlord’s notice of termination, or (2) the day prior to the date upon which such option expires. If Tenant duly exercises such option during such period and provides Landlord with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, this Lease shall continue in full force and effect and Tenant shall repair the damage as required herein. If Tenant fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate in accordance with Landlord’s termination notice. If this Lease is cancelled in accordance with the foregoing, this lease shall wholly cease and expire on the date 60 days following the date of occurrence of the damage or destruction and in such event all rents and other charges shall be prorated and paid to the date of damage or destruction and all insurance proceeds on account of such casualty shall remain the property of Landlord except for insurance proceeds payable on account of losses described in clause 9.01(ii) above which shall be payable to Tenant. The provisions of this subsection (b) shall not apply, and Tenant shall have no right to terminate this lease, if the damage or destruction is caused by the negligence or intentional misconduct of Tenant or any of the Tenant Parties.

Rent Abatement

§ 10.03. The rent shall be abated during restoration period pursuant to Section 10.02 on the condition that damage or destruction of the premises was not the result of (a) Tenant’s conduct or (b) Tenant’s failure to act as required under this lease.

Release of Claims/Subrogation

§ 10.04. Landlord and Tenant release each other from any liability for any damage to the property of the other to the extent that it is permitted by law and that it is covered by property insurance maintained or required to be maintained hereunder. Landlord and Tenant will notify the issuing insurance companies of the release set forth in this paragraph and will have the insurance policies endorsed, if necessary, to prevent invalidation of the insurance coverage. Nothing in this §10.04 shall be deemed to impose any obligation on Landlord to obtain any insurance.

Statutory Waivers

§10.05. Tenant waives the application of any laws which are contrary to the provisions of this Article 10 or Article 11 below in connection with any damage, destruction, condemnation, taking or appropriation (or sale in lieu thereof) of all or any portion of the premises.

ARTICLE 11. CONDEMNATION Total
Condemnation

§ 11.01. If, during the lease term or any extension or renewal of it, all of the premises are taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or are sold to the condemning authority under threat of condemnation, this lease will terminate, and the rent will be abated during the unexpired portion of this lease, effective as of the date the condemning authority takes the premises.

Partial Condemnation

§ 11.02. If less than all, but more than fifty percent, of the premises is taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or is sold to the condemning authority under threat of condemnation, Tenant may terminate the lease by giving Landlord written notice within 30 days after the entity exercising the power of condemnation takes possession of the condemned portion. In addition, if eighty percent of the parking area of the premises is taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain, or is sold to the condemning authority under threat of condemnation, Tenant may terminate the lease by giving Landlord written notice within 30 days after the entity exercising the power of condemnation takes possession of the condemned portion.

If the premises are partially condemned and Tenant fails to exercise the option to terminate the lease under this section, or if less than fifty percent of the premises is condemned, this lease will not terminate, but Tenant may, at its sole expense, restore and reconstruct the building and other improvements situated on the premises to make them reasonably tenantable and suitable for the uses for which the premises are leased. The fixed rent payable under § 2.01 of this lease will be adjusted equitably during the unexpired portion of this lease.

Condemnation Award

§ 11.03. Landlord (or if required by Landlord’s then current mortgagee on the premises, Landlord’s mortgagee), is entitled to receive and retain the entire award in any condemnation proceedings, except for any portion attributable to trade fixtures, which Tenant is entitled to receive and retain. The termination of this lease will not affect the right to this award.

ARTICLE 12. DEFAULT
Tenant’s Default

§ 12.01. Tenant shall be in default hereunder if (a) Tenant fails to pay the rent for more than five (5) days after the date due, or (b) Tenant fails to observe or perform any other lease term or condition required to be performed by Tenant under this lease within 30 days after written notice from Landlord or if performance reasonably takes longer than 30 days, such longer period provided Tenant has commenced such performance within such 30-day period and is diligently pursuing the same to completion, or (c) Tenant abandons the premises, or (d) Tenant makes or consents to a general assignment for the benefit of creditors or a common law composition of creditors, or a receiver of the premises or all or substantially all of Tenant’s assets is appointed, or (e) Tenant files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant or any guarantor, and is not discharged by Tenant within 60 days, or (f) there is an assignment or subletting of the premises or the Lease by Tenant, without the prior written consent of Landlord as required by Article 14.

In the event of a default by Tenant, Landlord may, at its option, without notice to Tenant, terminate this lease, or, in the alternative, Landlord may reenter and take possession of the premises and remove all persons and property without being considered guilty of any manner of trespass and may (but is not required to) relet the premises (or any part of them) for all or any part of the remainder of the lease term, to a party satisfactory to Landlord and at the monthly rental as Landlord can secure with reasonable diligence. If Landlord cannot relet after reasonable efforts to do so or if the monthly rental is less than the rental Tenant was obligated to pay under this lease (or any renewal of it) plus the expense of reletting, then Tenant must pay Landlord the full amount of the deficiency for the balance of the lease term. Tenant and Landlord agree that, for the purpose of posting the notice required by Property Code Section 93.002(f), the “front door” of the leased premises is the main entrance doorway to the offices fronting the street address of the premises.

Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 12, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

Landlord’s Lien

§ 12.02. Tenant hereby grants to Landlord a lien on all fixtures, that become a part of, the premises as security for rent due and to become due for the remainder of the current lease term and any other sum Tenant owes Landlord. This lien is not in lieu of, nor in any way affects, the statutory landlord’s lien but is in addition to that lien, and Tenant grants Landlord a security interest in all of Tenant’s fixtures placed in or on the premises for purposes of this contractual lien. This does not prevent Tenant’s selling any merchandise in the ordinary course of business free of such Landlord’s lien. If Landlord exercises the option to terminate the leasehold, reenter, and relet the premises as provided in the preceding paragraph and gives Tenant reasonable notice of the intent to take possession and an opportunity for a hearing on the matter, Landlord may take possession of all of Tenant’s on the premises and sell it at public or private sale after giving Tenant reasonable notice of the time and place of any public sale or of the time after which any private sale is to be made, for cash or on credit, for the prices and terms that Landlord considers best, with or without having the property present at the sale. The proceeds of the sale will be applied first to the necessary and proper expense of removing, storing, and selling the fixtures, then to the payment of any rent due or to become due under this lease; any balance will paid to Tenant. Landlord may file a UCC-1 financing statement on this lease and on fixtures, without authentication by Tenant.

Landlord’s Default

§ 12.03. If Landlord defaults in performing any term or covenant that Landlord must perform under this agreement, Tenant may, after not fewer than one hundred eighty (180) days’ notice to Landlord, remedy the default by any necessary action and, in connection with the remedy, may pay expenses and employ counsel. Landlord must, on demand, pay Tenant all sums expended, or obligations incurred, by Tenant in connection with remedying Landlord’s default.

Cumulative Remedies

12.04. All Landlord’s and Tenant’s rights and remedies under this Article are cumulative, and none will exclude any other right or remedy provided by law or any other provision of this lease. All the consistent rights and remedies may be exercised and enforced concurrently and whenever occasion for their exercise arises.

Waiver of Breach

§ 12.05. Landlord’s or Tenant’s waiving a breach of this lease by the other party does not constitute a continuing waiver or a waiver of any subsequent breach.

Landlord’s Right to Cure

§ 12.06. If Tenant fails to comply with any payment (other than fixed rent) or other obligation herein within the time period set forth herein for performance, or if no time period is provided, within the cure period set forth in § 12.01, then Landlord may (but shall not be obligated to) make such payment or do such act to satisfy Tenant’s obligation or cure Tenant’s default, and charge the expense, together with interest, at the Default Rate, to Tenant. Payment for the cure shall be due and payable by the Tenant upon demand; however, the making of any payment or the taking of such action by Landlord shall not be deemed to cure the default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

Late Payment Charge and Interest on Past Due Rent

§ 12.07. If Tenant fails to pay rent within five (5) days after such rent becomes due and payable to Landlord, Tenant shall pay to Landlord a late charge of $1,000. In addition, such late rent payment shall bear interest from the date due until the date of payment by Tenant at the Default Rate. Late charges and interest shall be due and payable within three (3) days after written demand from Landlord.

ARTICLE 13. INSPECTION BY LANDLORD

Tenant will permit Landlord and its agents, representatives, and employees to enter the premises at all reasonable times for the purpose of inspection or any other purpose necessary to protect Landlord’s interest in the premises or to perform Landlord’s duties under this lease.

ARTICLE 14. ASSIGNMENT AND SUBLEASE
Assignment and Subletting by Tenant

§ 14.01. a. Tenant may sublet any right or partial interest in the premises or the improvements on them, with Landlord’s written consent, which shall not be unreasonably withheld. If Tenant sublets, its rights or interests in this lease or in the premises or the improvements on them, the assignee or subtenant must assume all of Tenant’s obligations under this lease, and Tenant will remain liable for every obligation under the lease. Further any amounts received by Tenant from Sublease in excess of Tenants’ related obligation to Landlord hereunder will be split, one half to Tenant and one half paid over to Landlord.

b. Tenant may assign this lease, but only upon prior written consent of Landlord, and upon any such assignment, Tenant will remain liable for every obligation under this Lease.

c. As a condition precedent to the Tenant’s right to sublease the property or to assign this lease, the Tenant must, at the Tenant’s own expense, fulfill all of the Tenant’s obligations under this lease. If this condition is not satisfied, the Landlord has the right to withhold consent to any proposed sublease or assignment.

Assignment by Landlord

§ 14.02. Landlord may assign or transfer any of its interests under this lease without Tenant’s consent.

ARTICLE 15. MISCELLANEOUS Notices
and Addresses

§ 15.01. All notices required under this lease must be in writing and may be given by the following methods: by first class mail or nationally recognized overnight courier addressed to the proper party, at the following addresses:

Landlord:               Sepulveda Group, LLC c/o
Jamie Rosenblood 12335
Gorham Avenue Los
Angeles, CA 90049

Tenant:                  American Medical Technologies, Inc. 5655
Bear Lane
Corpus Christi, Texas 78405

Notices are effective when received. Either party may change the address to which notices are to be sent by sending written notice of the new address or number to the other party in accordance with the provisions of this section.

Parties Bound

§ 15.02. This agreement binds, and inures to the benefit of, the parties to the lease and their respective heirs, executors, administrators, legal representatives, successors, and assigns when this agreement permits.

Texas Law to Apply

§ 15.03. This agreement is to be construed under Texas law, and all obligations of the parties created by this lease are performable in Nueces County, Texas. TENANT HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS OF REDEMPTION CONFERRED BY STATUTE OR OTHERWISE, AND, WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS LEASE, AND TO THE EXTENT PERMITTED BY LAW, LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY AND THE RIGHT TO FILE IN SUCH ACTION ANY COUNTERCLAIMS OR CROSS-CLAIMS AGAINST THE OTHER (OTHER THAN COMPULSORY COUNTERCLAIMS OR CROSS-CLAIMS).

Legal Construction

§ 15.04. If one or more of the provisions contained in this agreement are for any reason held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provision of the agreement, which will be construed as if it had not included the invalid, illegal, or unenforceable provision. The captions of the Articles and sections contained herein are for convenience only and do not define, limit, construe or describe the scope or intent of such Articles or sections.

Prior Agreements Superseded

§ 15.05. This agreement constitutes the parties’ sole agreement and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter.

Amendment

§ 15.06. No amendment, modification, or alteration of this agreement is binding unless in writing, dated subsequent to the date of this agreement, and duly executed by the parties.

Rights and Remedies Cumulative; No Waiver

§ 15.07. The rights and remedies provided by this lease are cumulative, and either party’s using any right or remedy will not preclude or waive its right to use any other remedy. These rights and remedies are in addition to any other rights the parties may have by law, statute, ordinance, or otherwise. The failure of Landlord or Tenant to insist upon strict performance by the other of any of the provisions of this Lease or to exercise any option herein conferred shall not be deemed as a waiver or relinquishment for the future of any such provision or option.

Attorney’s Fees and Costs

§ 15.08. If, as a result of either party’s breaching this agreement, the other party employs an attorney to enforce its rights under this lease, then the breaching or defaulting party will pay

F:\docs\Sepulveda Group, LLC\AMT\Closing Docs\Lease - Final.doc the other party the reasonable attorney’s fees and costs incurred to enforce the lease.

Force Majeure

§ 15.09. Neither Landlord nor Tenant is required to perform any term or covenant in this lease so long as performance is delayed or prevented by force majeure, which includes acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within Landlord’s or Tenant’s control and that Landlord or Tenant cannot, by exercising due diligence and paying money, prevent or overcome, in whole or part.

Time of Essence

§ 15.10. Time is of the essence of this agreement.

Surrender

§ 15.11. At the expiration or sooner termination of the lease term, Tenant shall quit and surrender the premises broom clean, in good order, condition and repair, ordinary wear and tear excepted.

Exculpation

§ 15.12.   In the event of any transfer of Landlord’s interest in this lease, the transferor shall cease to be liable and shall be released from all liability for the performance or observance of any agreements or conditions on the part of Landlord to be performed or observed subsequent to the time of said transfer, provided that such transferee assumes in writing all of Landlord’s obligations hereunder. In the event of any breach or default by Landlord in any term or provision of this lease, Tenant agrees to look solely to the equity interest then owned and/or leased by Landlord in the land and improvements which constitute the premises, any rentals derived therefrom, and the proceeds of any judgment, sale, insurance or eminent domain award resulting from the premises or any part thereof (subject, however, to prior use of any insurance proceeds or eminent domain award for restoration as provided in Articles 10 and 11); however, in no event shall any deficiency judgment be sought or obtained against any individual person or entity comprising Landlord.

Subordination

§ 15.13. This lease is subject and subordinate to all ground or underlying leases and to any first mortgage(s) which may now or hereafter affect those leases or the land and to all renewals, modifications, consolidations, replacements and extensions thereof. This subordination shall be self-operative; however, Tenant shall execute promptly any instrument that Landlord or any mortgagee may reasonably request confirming such subordination.

No Brokers

§ 15.14. Landlord and Tenant represent and warrant to each other that it has not retained the services of any other broker or real estate licensee and owes no other person or entity any finder’s or broker’s fee, commission or payment of any kind whatsoever. Landlord and Tenant shall defend, indemnify and hold the other harmless from and against any and all claims, demands, costs, expenses or liabilities related to or connected with any broker’s or finder’s fee, commission or payment of any kind asserted by any person or entity.

Estoppel

§ 15.15. During the lease term, Tenant shall, within 20 days of a written request from Landlord, certify in writing as to the validity of this lease, the lease term, the fixed rent and additional charges owed hereunder, and the existence of any amendments, defaults, off-sets or counterclaims.

No Recording

§ 15.16. Neither this lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under, or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

Counterparts

§ 15.17. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

Effectiveness

§ 15.18. Notwithstanding that Landlord and Tenant may have executed this lease, this lease shall not be effective unless and until (i) Tenant’s acquisition of the stock of Spectrum Dental, Inc. from Discus Holdings, Inc. and (ii) Landlord’s acquisition of the premises from Tenant have closed.

The undersigned Landlord and Tenant execute this agreement on April 11, 2006.

“LANDLORD”

Sepulveda Group, LLC

By:
Name:
Title:

“TENANT”

American Medical Technologies, Inc.

By:
Name:
Title:

Exhibit A

Legal Description

Lot One (1), Block Two (2), INDUSTRIAL TECHNOLOGY PARK UNIT 1 a Subdivision of the City of Corpus Christi, Texas, as shown by the map or plat thereof recorded in Volume 46, Pages 105-107, Map Records of Nueces County, Texas, to which reference is made for all pertinent purposes.